EXHIBIT 99.1

Buffets Holdings, Inc. Receives Final Court Approval for $85 Million of New Funding

EAGAN, Minn.--(BUSINESS WIRE)--Buffets Holdings, Inc., (“the Company”) announced today that the U.S. Bankruptcy Court for the District of Delaware has granted final approval for the Company’s debtor-in-possession (“DIP”) credit facility. The DIP credit facility, which includes $85 million of new funding and $200 million carried over from the Company's pre-petition credit facility, will be used to enhance the Company's liquidity during the reorganization process. Final approval for the DIP facility was granted at a court hearing on Friday, February 22, 2008.

Buffets Holdings, Inc. and all of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on January 22, 2008. More information about Buffets Holdings’ reorganization is available in the Company Information section of the Company’s Web site at www.Buffet.com. Claims information and court filings are available at http://chapter11.epiqsystems.com/buf .

About Buffets Holdings

Buffets Holdings is the parent company of Buffets, Inc., the nation’s largest steak-buffet restaurant company, currently operates 573 restaurants in 39 states, comprised of 562 steak-buffet restaurants and eleven Tahoe Joe’s Famous Steakhouse® restaurants, and franchises sixteen steak-buffet restaurants in six states. The restaurants are principally operated under the Old Country Buffet®, HomeTown Buffet®, Ryan’s® and Fire Mountain® brands. Buffets, Inc. employs approximately 35,000 team members and serves approximately 200 million customers annually. For more information about the Company, please visit our websites at www.Buffet.com and www.Ryansrg.com .

Safe Harbor Statement

The statements contained in this press release that are not historical facts are forward-looking statements, including references to the Company's plans in the context of a bankruptcy reorganization. These and other forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward looking statements. Factors that may cause actual results to differ from the forward-looking statements in general are described in the "Risk Factors / Forward-Looking Statements" section in Buffets Holdings' Form 10-K filed with the Securities and Exchange Commission on September 25, 2007 and in Buffets Holdings' Quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2007. The statements in this release reflect Buffets Holdings' current beliefs based upon available information. Developments subsequent to this release are likely to cause these statements to become outdated, and no obligation is undertaken to update the information.

Contacts

Media:

Kekst and Company

Michael Freitag

Diana Postemsky

Victoria Weld

212-521-4800